Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact
Jeremy Brock
Chief Financial Officer
Electromed, Inc.
952-758-9299
investorrelations@electromed.com

Electromed, Inc. Reports Higher Fourth Quarter and Full Year Revenues and Profits

Full Year Revenue up 25%

Full Year Earnings per Share $0.13 Compared to Loss of $0.16 in Prior Year

New Prague, Minnesota – September 15, 2015 - Electromed, Inc. (NYSE MKT: ELMD) today announced financial results for its fourth quarter and fiscal year ending June 30, 2015.

Fourth Quarter Results

Net revenues for the fourth quarter of fiscal 2015 rose approximately 13% to $5.2 million, compared to $4.6 million in the same quarter of fiscal 2014. Growth in total net revenues was attributable to strong results in the home care market where revenue increased by approximately 11.8%, or $0.5 million, compared to the same period of fiscal 2014. Home care sales increased due to a greater number of approvals and a higher average selling price from third party payers, such as insurance companies, Medicare and Medicaid, for the Company’s SmartVest® products. Broader sales coverage and more focused territory management also contributed to the sales increase.

The Company reported net income of $255,000, or $0.03 cents per basic and diluted share, for the fourth quarter of fiscal 2015, compared to $290,000, or $0.04 per basic and diluted share, for the same period of fiscal 2014. Net income in the fourth quarter of fiscal 2015 was affected by an increase in our current tax expenses as we fully utilized our federal net operating loss carryforwards and by a reserve on certain SV2100 inventory parts, that may no longer be utilized in production, of $110,000, due to achieving additional cost reductions that will lower the cost of our newer SmartVest SQL to a cost significantly lower than our previous products and that will shorten the length of time that we phase out sales of our SV2100 product.

Gross margins in the fourth quarter of fiscal 2015 were 72.0%, up from 70.1% in the fourth quarter of fiscal 2014. The increase in gross profit percentage resulted primarily from the increase in domestic home care revenue at higher average selling price and greater referral to approval percentage, as compared with the same period in the prior year. Operating expenses, which include selling, general and administrative as well as research and development expenses, in the fourth quarter of fiscal 2015, were $3.3 million or 64.2% of revenue compared with $2.9 million or 62.3% of revenue in the same period of the prior year. The increase was due primarily to higher sales commission expense, recruiting costs for additional salespeople and consulting fees for sales training and information technology improvements.

Commenting on the fourth quarter results, Kathleen Skarvan, President and Chief Executive Officer of the Company said, “We are pleased to report another solid quarter of revenue growth and increased profitability. Execution across the Company continued to improve and we are seeing the results of our commitment to achieving consistently higher referral to approval percentages, lower manufacturing costs and best-in-class patient service. Our improved profitability also contributed to strong cash flow from operations of nearly $1 million in the fourth quarter and we ended the quarter with $3.6 million in cash.”

Electromed, Inc.

Results for the Three-and Twelve-Months Ended June 30, 2015

Full Year Results

Net revenues for the fiscal year ended June 30, 2015 were $19.4 million, an increase of 25% compared with the previous year. Net income was $1.1 million, or $0.13 per basic and diluted share compared with a net loss of $1.3 million, or $0.16 per basic and diluted share, in the previous year. The fiscal 2014 loss included a full valuation allowance against all the Company’s net U.S. federal and state deferred tax assets totaling $727,000 which offset expected tax benefits and resulted in a tax expense of $469,000 for the year.

The higher revenue in fiscal 2015 was the result of higher sales in both the home care and institutional markets. Home care, which accounted for about 86% of total revenue, increased 28% and institutional rose 22% compared with fiscal 2014. The increase resulted primarily from higher approval rates on referrals, higher average selling price and an increase in the total number of referrals. Referrals are prescriptions for our products from a physician for a patient and the approvals are from third-party payer organizations including Medicare, Medicaid and private insurance providers.

Gross profit for fiscal 2015 was $13.6 million, or 70.1% of net revenue, compared with 68.7% in the prior year. The increase was the result of higher net revenues and higher average selling prices. Gross margin for 2015 was negatively impacted by a write-off and reserves for obsolete inventory and tooling. Operating expenses were $12.3 million or 63.3% of net revenues, in fiscal 2015, compared with $11.4 million, or 73.4% of revenues, in the prior year. The decline in expenses as a percentage of net revenues was primarily due to the higher level of revenues in fiscal 2015 as well as careful alignment of spending with opportunities. The Company expects its revenues to continue to grow faster than expenses in fiscal 2016. Cash flow from operations was $2.8 million in fiscal 2015, compared with $2.1 million in the prior year.

Commenting on the full year results, Ms. Skarvan said, “Fiscal 2015 was an important year for Electromed as we demonstrated revenue growth year over year, achieved four profitable quarters and delivered solid cash flow and earnings per share. The emphasis we placed on aligning the Company to compete in the current and future healthcare environment by improving our reimbursement process, lowering manufacturing costs and upgrading sales execution has begun to pay off. I am grateful for our dedicated team of employees for their focus on patient care and satisfaction, an essential component of our success. Looking ahead, we believe the market for high frequency chest wall oscillation products is poised to grow as more patients, especially older ones, are diagnosed with breathing issues for which HFCWO is a proven therapy option. We have excellent product offerings and a strong team to take advantage of these opportunities. The Company’s balance sheet is strong and we have the financial resources in place to grow as the market unfolds.”

About Electromed, Inc.

Electromed, Inc. develops, manufactures, markets, and sells innovative products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function with a commitment to excellence and compassionate service. Further information about the Company can be found at www.electromed.com.

Electromed, Inc.

Results for the Three-and Twelve-Months Ended June 30, 2015

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “anticipate,” “believe,” “expect,” “will” and similar words. Forward-looking statements made in this release include the Company’s beliefs regarding continued progress in its reimbursement, revenue growth and cost control strategies, expectations for market growth, available financial resources. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on our industry and business, the effectiveness of our sales and marketing and cost control initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

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Electromed, Inc.

Condensed Balance Sheets

	June 30,	June 30,
	2015	2014
Assets
Current Assets
Cash	$3,598,240	$1,502,702
Accounts receivable (net of allowances for doubtful accounts of $45,000)	6,518,816	6,487,267
Inventories	2,072,108	2,235,496
Prepaid expenses and other current assets	397,833	397,853
Total current assets	12,586,997	10,623,318
Property and equipment, net	3,635,516	3,935,802
Finite-life intangible assets, net	999,842	1,039,413
Other assets assets	182,699	193,633
Total assets	$17,405,054	$15,792,166

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$48,749	$46,375
Accounts payable	538,518	380,582
Accrued compensation	700,370	391,040
Income tax payable	122,657	—
Warranty reserve	660,000	700,000
Other accrued liabilities	208,983	302,482
Total current liabilities	2,279,277	1,820,479
Long-term debt, less current maturities	1,202,446	1,251,192
Total liabilities	3,481,723	3,071,671
Commitments and Contingencies

Equity
Common stock, $0.01 par value; authorized: 13,000,000; shares issued and outstanding: 8,133,857 and 8,114,252 at June 30, 2015, June 30, 2014, respectively	81,339	81,143
Additional paid-in capital	13,327,320	13,217,166
Retained earnings (accumulated deficit)	514,672	(577,814)
Total shareholders’ equity	13,923,331	12,720,495
Total liabilities and shareholders’ equity	$17,405,054	$15,792,166

Electromed, Inc.

Condensed Statements of Operations

	For the Three Months Ended June 30,		For the Twelve Months Ended June 30,
	2015	2014	2015	2014

Net revenues	$5,199,146	$4,612,286	$19,408,385	$15,487,875
Cost of revenues	1,453,819	1,377,302	5,808,158	4,853,873
Gross profit	3,745,327	3,234,984	13,600,227	10,634,002

Operating expenses
Selling, general and administrative	3,259,637	2,811,463	11,974,384	10,908,531
Research and development	78,446	61,054	315,647	466,063
Total operating expenses	3,338,083	2,872,517	12,290,031	11,374,594
Operating income (loss)	407,244	362,467	1,310,196	(740,592)
Interest expense, net of interest income of $284, $663, $2,328 and $12,393 respectively	20,226	21,011	85,710	79,002
Net income (loss) before income taxes	387,018	341,456	1,224,486	(819,594)

Income tax expense	(132,000)	(51,000)	(132,000)	(469,000)
Net Income (loss)	$255,018	$290,456	$1,092,486	$(1,288,594)

Income (loss) per share:
Basic	$.03	$0.04	$.13	$(0.16)
Diluted	$.03	$0.04	$.13	$(0.16)

Weighted-average common shares outstanding:
Basic	8,119,638	8,114,252	8,115,595	8,114,252
Diluted	8,164,864	8,114,252	8,153,703	8,114,252

Electromed, Inc.

Condensed Statements of Cash Flows

	Years Ended June 30,
	2015	2014
Cash Flows From Operating Activities
Net income (loss)	$1,092,486	$(1,288,594)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	613,304	567,341
Amortization of finite-life intangible assets	122,911	128,205
Amortization of debt issuance costs	19,210	18,019
Share-based compensation expense	110,350	82,228
Deferred income taxes		454,000
Loss on disposal of property and equipment and intangible assets	300,530	138,827
Changes in operating assets and liabilities:
Accounts receivable	(31,549)	2,526,776
Inventories	163,388	(855,902)
Income tax receivable	—	538,285
Prepaid expenses and other assets	6,541	60,288
Accounts payable and accrued liabilities	384,043	(302,285)
Net cash provided by operating activities	2,781,214	2,067,188

Cash Flows From Investing Activities
Expenditures for property and equipment	(523,185)	(895,177)
Expenditures for finite-life intangible assets	(101,322)	(45,149)
Net cash used in investing activities	(624,507)	(940,326)

Cash Flows From Financing Activities
Proceeds from long-term debt	—	1,300,000
Principal payments on long-term debt including capital lease obligations	(46,372)	(1,392,428)
Payments of deferred financing fees	(14,797)	(35,296)
Net cash used in financing activities	(61,169)	(127,724)
Net increase in cash	2,095,538	999,138
Cash
Beginning of period	1,502,702	503,564
End of period	$3,598,240	$1,502,702